EXHIBIT 5.1

     INTERNAL REVENUE SERVICE                     DEPARTMENT OF THE TREASURY

Plan Description:  Prodotype Non-standardized     Washington, DC  20224
                   Profit Sharing Plan with CODA
FFN:  50315620003-001  Case:  9401285
EIN:  06-0303370
BPD:  03   Plan:  001   Letter Serial No.:  D365331a

                                        Person to Contact:  Ms. Arrington
     *CONNECTICUT GENERAL LIFE
      INSURANCE CO.                     Telephone Number:  (202) 622-8173

      350 CHURCH STREET   M-92          Refer Reply to:  CP:E:EP:T4

      HARTFORD, CT.   06067             Date:  05/07/96

Dear Applicant:

In our  opinion,  the form of the plan  identified  above  is  acceptable  under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees. This opinion relates only to the acceptability of the form of the plan under the Internal Revenue Code. It is not an opinion of the effect of other Federal or local statutes.

You must furnish a copy of this letter to each employer who adopts this plan. You are also required to send a copy of the approved form of the plan, any approved amendments and related documents to each Key District Director of Internal Revenue Service in whose jurisdiction there are adopting employers.

Our opinion on the acceptability of the form of the plan is not a ruling or dermination as to whether an employer's plan qualifies under Code section 401(a). Therefore, an employer adopting the form of the plan should apply for a determination letter by filing an application with the Key District Director of Internal Revenue Service on Form 5307. Short Form Application for Determination for Employer Benefit Plan.

Because you submitted this plan for approval after March 31, 1991, the continued, interim and extended reliance provisions of sections 13 and 17.03 of Rev. Proc. 89-9, 1989-1 C.B. 780, are not applicable

Because you submitted this plan on or after July 1, 1994, it does not meet the requirements for the extention of the remedial amendment period provided by Rev. Proc. 55-12, 1995-3 I.R.S. 24.

This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by Uruguay Round Agreements Act. Pub.
L. 103-465.

If you, the sponsoring organization, have any questions concerning the IRS procession of this case, please call the above telephone number. This number is only for use of the sponsoring organization. individual participants and/or adopting  employers  with  questions  concerning  the plan  should  contact  the sponsoring organization. The plan's adoption agreement must include the sponsoring organization's address and telephone number for inquiries by adopting employers.

If you write to the IRS regarding this plan, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

You should keep this letter as a permanent record. Please notify us if you modify or discontinue sponsorship of this plan.

                                   Sincerely yours,


                                   /s/ John G. Reoder, Jr.
                                   ---------------------------------------------
                                   Chief, Employee Plans Technical Branch 4

                                                              September 24, 1997

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